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                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-60925



             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 14, 2000

                           METRETEK TECHNOLOGIES, INC.

                         839,675 SHARES OF COMMON STOCK
                     136,263 COMMON STOCK PURCHASE WARRANTS


         This prospectus supplement supplements the prospectus, dated July 14, 2000, of Metretek Technologies, Inc. relating to the public offering of shares of common stock by Metretek upon the exercise of outstanding common stock purchase warrants, and of the resale of common stock purchase warrants by a selling securityholder.

         The third paragraph on page 23 of the prospectus, under the section entitled "Dealer Manager Arrangement", should be deleted in its entirety and the following paragraph should be substituted in its place:

                  "Under the terms of the dealer manager agreement and in consideration of Stifel's obligations under that agreement, we have agreed to pay Stifel a consulting fee of $25,000 for advisory services, plus a commission of $0.15 per warrant exercised to the extent such amount exceeds $25,000. The $0.15 commission being paid to Stifel will only be paid on the 839,675 shares issuable upon exercise of the warrants subject to the redemption notice, but will not be paid on the resale of the 136,263 warrants held by the selling securityholder. We have agreed to reimburse Stifel for up to $20,000 of its reasonable out-of-pocket expenses and legal fees, in connection with the transactions contemplated by the dealer manager agreement. We have agreed to indemnify Stifel against liabilities, including liabilities under the Securities Act, or to contribute to payments which Stifel may be required to make relating to those liabilities."

         The new paragraph above also modifies the amount of the dealer manager commissions listed in the table on the cover page of the prospectus.

            The date of this prospectus supplement is July 28, 2000.